Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 11, 2025 (the “Effective Date”), by and between Brera Holdings PLC, a public limited company incorporated in the Republic of Ireland (the “Company”), and Marco Santori (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive desire to memorialize the terms of Executive’s employment with the Company as Chief Executive Officer of the Company in accordance with the terms and conditions of this Agreement as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, and for good and valuable consideration the receipt of which is hereby acknowledged by the parties hereto, and to provide the inducements set forth above, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby offers Executive employment in accordance with the terms and conditions set forth herein, and Executive hereby accepts such employment, in each case on the date hereof. Executive’s employment with the Company shall commence on the date of closing of the transactions contemplated by that certain Securities Purchase Agreement, dated on or about the Effective Date, with the purchasers named therein, for the private placement (the “Private Placement”) of the Company’s Class B ordinary shares, nominal value US$0.05 per share (the “Class B Ordinary Shares”) (the “Commencement Date”). The Company shall not terminate or revoke this Agreement prior to the Commencement Date.

2. Position and Duties.

2.1 Position. During the Term (as defined below), Executive will be employed on a full-time basis as Chief Executive Officer of the Company and shall have the duties and responsibilities assigned by the Company’s Board of Directors (the “Board”) from time to time consistent with such position. Executive shall perform faithfully and diligently all duties assigned to Executive by the Board. During the Term and beginning with the earlier of the next annual meeting of the Company’s shareholders following the date of this Agreement, and provided that Executive remains continuously employed by the Company through the date of the applicable annual meeting of shareholders, Executive shall be nominated for election to the Board at each such meeting. During the Term, Executive’s primary work location will be Executive’s home office. For the avoidance of doubt, nothing under this Agreement requires Executive to maintain any particular professional license as a condition to continued employment and Executive will not serve as legal counsel to the Company in any capacity.

2.2 Best Efforts/Full-time. Executive shall expend Executive’s reasonable best efforts on behalf of the Company and shall abide by all policies of the Company applicable to Executive and all lawful decisions made by the Board. Executive shall act in the best interest of the Company at all times. Executive shall devote such time and efforts as are necessary and appropriate in order for Executive to perform his assigned duties for the Company; provided, that nothing herein shall preclude Executive (a) from managing Executive’s and Executive’s family’s personal affairs (financial or otherwise), (b) from assisting Pantera Capital (“Pantera”) in the completion of any fundraising activity for Fund V or providing other services to Pantera at Pantera’s reasonable request, including serving in a part-time venture partner capacity for Pantera, or (c) subject to prior written approval by the Board which shall not be unreasonably withheld, (i) from serving on the boards of directors of or an advisor to other for-profit or non-profit companies (that are not engaged in a Competitive Business (as defined below)), provided that Executive prioritizes his work for the Company, or (ii) from engaging in charitable activities, including serving on the boards of directors of non-profit organizations, as long as such activities in clauses (a) through (c) individually or in the aggregate do not materially interfere or conflict with Executive’s duties hereunder or violate the provisions of Section 8 hereof.

2.3 Compliance with Company Policies. Executive shall comply with all Company policies, rules and regulations governing benefits and the conduct of Company employees, now in effect, or as subsequently adopted or amended, provided such policies, rules and regulations are provided to Executive in writing.

3. Term. The term of Executive’s employment under this Agreement shall be for the period beginning on the Commencement Date and ending on the date that the employment of Executive is terminated by either party in accordance with Section 7 of this Agreement. Executive’s employment pursuant to this Agreement may be terminated in accordance with Section 7 below. The period from the Commencement Date through the termination of Executive’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Term.” If the closing of the Private Placement does not occur by October 15, 2025, then this Agreement shall be null and void.

4. Compensation.

4.1 Salary. As compensation for Executive’s performance of Executive’s duties hereunder, the Company shall pay to Executive a salary at the annualized rate of $650,000 (the “Salary”), or such greater amount as may be determined by the Board from time to time, payable in substantially equal payments in accordance with the Company’s normal payroll practices as in effect from time to time, by direct deposit to a bank account selected by Executive or by another method and at the place authorized by Executive. The Company shall deduct from each such installment all amounts required or permitted to be deducted or withheld under applicable law or under any employee benefit plan or program in which Executive participates.

4.2 Bonus. In addition to the Salary, for each calendar year ending during the Term, Executive shall be eligible to participate in the Company’s annual discretionary bonus plan, subject to the specific terms and conditions of the bonus plan. Executive’s bonus target is 100% of the Salary, or such other higher amount as may be determined by the Board from time to time not to exceed 200% of the Salary (the “Target Bonus”), provided that if the Target Bonus is set at less than 200% of the Salary, Executive shall remain eligible to achieve a bonus of up to 200% of the Salary (the “Stretch Bonus”) based on performance in excess of the Target Bonus criteria.

For the annual bonuses with respect to calendar years 2025 and 2026, the Target Bonus shall be 100% of the Salary. The Target Bonus will be based on the following performance metrics: (i) 50% of the Target Bonus amount shall be earned upon the Company’s SOL per-share (“SPS”) exceeding the weighted- average SPS of a peer cohort designated by the Board or a committee thereof, in each case, as measured as of December 31 of the applicable calendar year, by at least a certain percentage benchmark determined by the Board or a committee thereof, and (ii) the remaining 50% of the Target Bonus shall be earned upon the Company raising at least $500,000,000 in equity capital during the applicable calendar year. The Stretch Bonus will be based on the following performance metrics: (x) 50% of the Stretch Bonus amount shall be earned upon the Company’s SPS exceeding the weighted-average SPS of a peer cohort designated by the Board or a committee thereof, in each case, as measured as of December 31 of the applicable calendar year, by at least a certain percentage benchmark determined by the Board or a committee thereof, and (y) the remaining 50% of the Stretch Bonus shall be earned upon the Company raising at least $1,000,000,000 of equity capital during the applicable calendar year. With respect to the 2025 bonus, both the amount of the bonus payable and the criteria described in this paragraph will be adjusted on a pro-rata basis based on the ratio determined by dividing (a) the number of days in 2025 remaining in 2025 after and including the Effective Date, by (b) 365. For purposes of determining SPS and SOL AUM under this Agreement, the Company’s SOL shall be valued, as of any specified date, using the Time-Weighted Average Price (TWAP) of SOL over the 15 calendar-day period ending on the day immediately preceding such date, which shall mean, with respect to each such day, the CME CF Solana-Dollar Reference Rate New York Variant (SOLUSD_NY) (“CF Benchmarks Index”) for such day or, if the CF Benchmarks Index is unavailable, the rate determined pursuant to such other index, benchmark or other method of determining the fair value of SOL as may be selected by the Company and approved in good faith by Executive.

In addition to the Salary, the Target Bonus and the Stretch Bonus, for each calendar year ending during the Term, Executive shall be eligible to receive an additional annual cash bonus (the “AUM Bonus”) as follows:

i. 0.1429% per annum of the amount of the Company’s SOL AUM as of December 31 of the applicable calendar year, up to $1,000,000,000 of SOL AUM; and

ii. 0.0714% per annum of the amount by which the Company’s SOL AUM as of December 31 of the applicable calendar year exceeds $1,000,000,000.

The annual bonuses shall be earned, based on the performance achieved, as of December 31 of the applicable calendar year, provided that Executive remains employed with the Company through such date. Any annual bonus, to the extent earned, shall be paid in a lump sum, less applicable deductions and withholdings. Each earned annual bonus shall be paid during the calendar year following the calendar year to which the applicable annual bonus relates, in accordance with Company payroll practices, at the same time annual bonuses are paid to similarly situated employees of the Company generally with respect to the applicable calendar year, and in all events within a reasonable period of time following the completion of the audit of the Company’s books and records for the applicable calendar year to which the applicable bonus relates. In the event that Executive’s employment is terminated for any reason prior to the 10 year anniversary of the Commencement Date, then for the period (the “Advisory Period”) beginning on Executive’s date of termination and continuing through the Advisory Termination Date (defined below), the Company will engage Executive as a strategic adviser on terms mutually agreed by Executive and the Company and as consideration therefor, Executive shall receive an annual fee equal to the amount that would have been payable in respect of the AUM Bonus had Executive remained employed during the Advisory Period, payable on the first business day of February of each year during the Advisory Period; provided, that, it shall not be a violation of the foregoing if the Company pays the AUM Bonus later than such date but within the same taxable year. The term “Advisory Termination Date” shall mean the earlier of the 10-year anniversary of the Commencement Date or the date on which Executive ceases to be a strategic advisor due to death or termination for Cause. The Advisory Period may be extended by mutual written agreement of the Company and Executive.

4.3 Signing Bonus. The Company shall pay Executive a signing bonus of $1 million (the “Signing Bonus”) within ten (10) business days after the Commencement Date. Executive agrees to repay the Signing Bonus to the Company within ten (10) business days after termination of employment if Executive voluntarily resigns from employment with the Company without Good Reason or is terminated for Cause; provided that the amount to be repaid shall be reduced on a pro-rata basis based on the ratio determined by dividing (a) the excess of (i) 365, over (ii) the number of days between and including the Commencement Date through the last day of Executive’s employment, by (b) 365.

4.4 Equity Incentive. As a material inducement to Executive’s decision to commence employment with the Company, within thirty (30) calendar days after the Effective Date, subject to the approval of the Board and the compensation committee thereof, the Company will grant to Executive a restricted shares unit award with an award value of $15,000,000 (the “RSU Award”), which award value shall be converted to a number of units (rounded down to the nearest whole unit) by dividing (i) the award value, by (ii) the price per share at which the Class B Ordinary Shares are sold in the Private Placement. The RSU award shall vest as follows: (i) one-half (1/2) of the RSU Award will be subject to time-based vesting conditions (the “Time-Based Vesting Units”) with one-forty-eighth (1/48) of such Time-Based Vesting Units vesting on each monthly anniversary of the Effective Date, in each case subject to Executive’s continued employment with the Company and (ii) one-half (1/2) of the RSU Award will be subject to performance-based vesting conditions (the “Performance-Based Vesting Units”), which shall vest based on the following criteria: 50% of the Performance-Based Vesting Units amount shall vest as follows: 20% of the Performance-Based Vesting Units shall vest upon the Company’s SOL AUM exceeding 1.0x the gross proceeds raised in the Private Placement, 20% of the Performance-Based Vesting Units shall vest upon the Company’s SOL AUM exceeding 2.0x the gross proceeds raised in the Private Placement, 20% of the Performance-Based Vesting Units shall vest upon the Company’s SOL AUM exceeding 3.0x the gross proceeds raised in the Private Placement, 20% of the Performance-Based Vesting Units shall vest upon the Company’s SOL AUM exceeding 4.0x the gross proceeds raised in the Private Placement, 20% of the Performance-Based Vesting Units shall vest upon the Company’s SOL AUM exceeding 5.0x the gross proceeds raised in the Private Placement, in each case, on or prior to the fourth anniversary of the RSU Award grant date, and the remaining 50% of the Performance-Based Vesting Units shall vest upon the Company raising at least $500,000,000 of equity capital on or prior to the fourth anniversary of the RSU Award grant date. Subject to the foregoing, the RSU Award shall be granted on the terms, and subject to the conditions, of the standard restricted shares units award agreement approved for use under the Brera Holdings Limited 2022 Equity Incentive Plan, as amended.

5. Benefits.

5.1 Employee Benefits. Executive will be eligible for all welfare and retirement benefits generally available to employees of the Company, in effect from time to time, subject to the terms and conditions of the Company’s benefit plan documents. The Company reserves the right to change or eliminate employee benefits or change contribution levels, at any time and from time to time in its sole and absolute discretion.

5.2 Paid Time Off. Unless and until the Company adopts and unlimited PTO policy, Executive shall be entitled to accrue up to six (6) weeks of paid vacation, sick and personal time (“PTO”) as well as paid holidays in accordance with the policies, programs and practices of the Company in effect from time to time. Such PTO shall be taken at such intervals as shall be appropriate and consistent with the proper performance of Executive’s duties hereunder.

6. Business Expenses. Executive will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company in accordance with and subject to the Company’s expense reimbursement policy in effect from time to time. In addition, at Executive’s request, the Company shall pay or reimburse Executive for all annual fees owed to maintain Executive’s active license under the New York state bar. Further, notwithstanding anything herein or in any Company policy to the contrary, when Executive is required to travel in the performance of Executive’s duties on behalf of the Company, the Company shall pay or reimburse Executive for business class travel or better (when available) and for five-star lodging accommodations.

7. Termination of Executive’s Employment.

7.1 Termination by the Company or Executive. Subject to the terms of this Section 7.1, the Company may terminate Executive’s employment under this Agreement at any time with or without Cause (as defined above), upon written notice to Executive. Executive may terminate Executive’s employment with the Company without Good Reason under this Agreement upon four (4) weeks written notice to the Board.

(a) If Executive’s employment is terminated by the Company for Cause, or by Executive without Good Reason (as defined below), Executive shall be entitled to receive, and the Company’s sole obligation to Executive under this Agreement or otherwise shall be to pay or provide to Executive, the following (collectively, the “Accrued Obligations”):

(i) Executive’s earned, but unpaid, Salary through Executive’s date of separation (the “Termination Date”), payable in accordance with the Company’s standard payroll practices;

(ii) Executive’s accrued, but unused, vacation (to the extent payable pursuant to, and in accordance with, the Company’s policies and applicable law);

(iii) expenses reimbursable under Section 6 above incurred on or prior to the Termination Date but not yet reimbursed; and

(iv) amounts or benefits (if any) that are vested amounts or vested benefits or that Executive is otherwise entitled to receive under any plan, program, policy or practice on the Termination Date, in accordance with such plan, program, policy, or practice.

(b) For purposes of this Agreement, “Cause” shall mean (i) commission of a felony crime; (ii) repeated, willful failure to comply with instructions given by the Board; or (iii) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of the Company’s property for personal purposes, as determined in the reasonable discretion of the Board.

(c) For purposes of this Agreement, “Good Reason” shall mean, any of the following without Executive’s written consent: (i) a material diminution of Executive’s title, duties or responsibilities; (ii) a reduction of 10% or more in Executive’s Salary (other than in connection with an across-the-board reduction by an amount (on a percentage basis) equal to or greater than the diminution applicable to Executive that applies proportionately to all other senior executives); (iii) a requirement that Executive’s primary work location is anywhere other than Executive’s home office (which the parties hereto agree would be a material breach by the Company of this Agreement); or (iv) any other material breach by the Company of this Agreement; provided that, any assertion by Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition giving rise to Executive’s termination of employment must have arisen without Executive’s written consent; (B) Executive must provide written notice to the Board of the existence of such condition(s) within thirty(30) days after Executive first becomes aware of the existence of such conditions; (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Executive’s termination of employment must occur within thirty (30) days after the end of the Company’s cure period described in item (C).

(d) In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then, subject to the terms below, in addition to the Accrued Obligations, Executive shall be entitled to receive as severance the following:

(i) an amount equal to twenty-four months of his then-current Salary (prior to any reduction that triggers Good Reason) less applicable withholdings and deductions, payable in three substantially equal installments, with the first such installment paid within ten (10) calendar days following the date the Release Agreement (as defined below) becomes effective and irrevocable (the “First Installment Date”), the second installment paid on the date that is six (6) months after the First Installment Date and the third installment paid on the date that is twelve (12) months after the First Installment Date;

(ii) the pro rata portion of Executive’s annual bonus payable pursuant to Section 4.2 based on the number of days elapsed in the current calendar year through (and including) the Termination Date; and

(iii) each outstanding equity award of the Company granted to Executive shall be treated as provided in the applicable Company equity plan and award agreement; provided, however, that, unless the applicable equity plan and award agreement would provide a greater benefit, (x) all outstanding and unvested time-based equity awards of the Company granted to Executive will become immediately vested and, if applicable, exercisable (without pro-ration), and (y) all outstanding and unvested performance-based equity awards of the Company granted to Executive will vest based on actual Company performance during the entire performance period, assuming any service requirement applicable to such performance-based equity awards was fully satisfied and without regard to any discretionary adjustments that have the effect of reducing the amount of the payout (other than discretionary adjustments applicable to all senior executives who did not terminate employment), and will become payable at the same time that the applicable awards are payable to similarly-situated executives who did not terminate employment during that performance period, but in no event later than March 15 of the calendar year following the calendar year in which such performance-based equity awards vest.

(e) Unless otherwise specified herein, the amounts in clauses (i) and (ii) above will be paid within thirty (30) days following the date that Release Agreement (defined below) becomes effective and irrevocable.

7.2 Termination of Employment due to Executive’s Death or Disability. Executive’s employment under this Agreement shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment under this Agreement due to Executive’s Disability (as defined below) at any time upon written notice. If Executive’s employment under this Agreement terminates due to his death or Disability, Executive or Executive’s estate, as the case may be, shall receive the Accrued Obligations. For purposes of this Agreement “Disability” shall mean Executive’s physical or mental illness, which prevents Executive from performing Executive’s material duties, with or without reasonable accommodation, for a period of (A) ninety (90) consecutive calendar days or (B) an aggregate of one hundred twenty (120) calendar days out of any consecutive six (6) month period, as permitted by law.

7.3 Release Agreement. In order to receive the payments and benefits set forth in Section 7.1(d) associated with a termination by the Company without Cause or by Executive for Good Reason, Executive must timely execute (and not revoke) the Company’s form of separation agreement and general release (the “Release Agreement”) within the later of (i) sixty (60) days following the Termination Date, or (ii) the expiration of any applicable revocation period following Company’s delivery of the release of claims to Executive. Notwithstanding anything in this Agreement to the contrary, in the event any such sixty (60) day period spans two (2) calendar years, then the amounts payable under clauses (i) and (ii) of Section 7.1(d) shall be payable in the second (2nd) calendar year within the time that such payment would otherwise have been made absent this proviso or, if later, the first pay date in such second (2nd) calendar year.

7.4 Post-Termination Breach. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations to provide any severance payments shall immediately cease if Executive materially breaches this Agreement, the Release Agreement, or any other written agreement Executive has with the Company.

8. Covenants.

8.1 Confidentiality

(a) “Company Confidential Information” includes information (including any and all combinations of individual items of information) that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company’s business which is not generally known and which the Company wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company to Executive, and information developed or learned by Executive during the course of employment. By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which Executive called or with which Executive may become acquainted during his employment), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Company Confidential Information shall not include any such information which Executive can establish (i) was publicly known or made generally available prior to the time of disclosure by the Company to Executive; (ii) becomes publicly known or made generally available after disclosure by the Company to Executive through no wrongful action or omission by Executive; or (iii) is in Executive’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by Executive’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. Executive understands that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

(b) Executive agrees that during and after his employment with the Company, Executive will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information, and Executive will not (i) use Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of his employment, or (ii) disclose Company Confidential Information to any third party outside of the course of Executive’s duties to the Company without the prior written authorization of the Board. Prior to disclosure when compelled by applicable law, Executive shall provide prior written notice to the Board. Executive agrees that he obtains no title to any Company Confidential Information, and that as between the Company and himself, the Company retains all Company Confidential Information as the sole property of the Company. Executive understands that his unauthorized use or disclosure of Company Confidential Information during his employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. Executive’s obligation not to use or disclose Company Confidential Information shall continue after termination of his employment.

(c) Executive agrees that during his employment with the Company, Executive will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which Executive has an obligation to keep in confidence. Executive further agrees that he will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

(d) Executive recognizes that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Associated Third Party Confidential Information and to use it only for certain limited purposes. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. Executive agrees at all times during his employment with the Company and thereafter, that Executive owes the Company and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, entity, or other third party except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such Associated Third Parties. Executive further agrees to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information.

(e) Executive acknowledges receipt of the following notice under the Defend Trade Secrets Act of 2016: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. Nothing contained herein will waive, limit or affect any rights of the Company under any applicable trade secrets laws, including Defend Trade Secrets Act of 2016, which will be enforceable separate and apart from this Agreement.

8.2 Assignment of Inventions.

(a) Executive agrees that all right, title, and interest in and to any and all copyrightable material, notes, records, ideas, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Executive, solely or in collaboration with others, during the Term and within the scope of Executive’s duties, or with the use of the Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing, except as provided below (collectively, “Inventions”), are the sole property of the Company. Executive also agrees to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and hereby irrevocably assigns fully to the Company all of his right, title and interest in and to Inventions. Executive agrees that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence. Executive further acknowledges that all original works of authorship that are made by Executive (solely or jointly with others) within the scope of and during the Term and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Executive understands and agrees that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to Executive as a result of the Company’s efforts to commercialize or market any such Inventions.

(b) Executive will inform the Company in writing before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by Executive or in which Executive has an interest prior to, or separate from, his employment with the Company, including without limitation, any such inventions that meet the criteria set forth herein (collectively, “Prior Inventions”) into any Invention or otherwise utilizing any such Prior Inventions in the course of his employment with the Company, and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Prior Inventions, and to practice any method related thereto. Executive will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Invention without the Company’s prior written permission. Executive has attached to this Agreement a list describing all Prior Inventions or, if no such list is attached, Executive represents and warrants that there are no such Prior Inventions.

(c) Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Executive hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

(d) Executive agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Executive (solely or jointly with others) during the Term. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. The records are and will be available to and remain the sole property of the Company at all times.

(e) Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. Executive further agrees that his obligations under this Section shall continue after the termination of his employment.

(f) Executive agrees that, if the Company is unable because of Executive’s unavailability, mental or physical incapacity, or for any other reason to secure his signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by him. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

(g) Executive understands that, the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention that Executive has developed entirely on his own time without using the Company’s equipment, supplies, facilities, trade secret information or Company Confidential Information (an “Other Invention”) except for those Other Inventions that either (i) relate at the time of conception or reduction to practice of such Other Invention to the Company’s business, or actual or anticipated research or development of the Company or (ii) result from or relate to any work that Executive performed for the Company or to any Company Confidential Information or Inventions. Executive will not incorporate, or permit to be incorporated, any Other Invention owned by him or in which he has an interest into a Company product, process or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of his employment with the Company, Executive incorporates into a Company product, process, or service an Other Invention owned by him or in which he has an interest, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Other Invention, and to practice any method related thereto.

8.3 Covenants Against Competition and Solicitation. Executive acknowledges and agrees that to protect the Company’s legitimate protectable interests in, among other things, the Company Confidential Information, Inventions, customer relationships and goodwill, during the Term and for the period of twelve (12) months after the Termination Date, regardless of the reason for the termination (the “Restricted Period”), anywhere in the world (the “Restricted Area”), he shall not, directly or indirectly:

(a) whether as owner, partner, shareholder, director, consultant, agent, broker, employee, co- venturer, investor, or otherwise, engage, participate, assist, or invest in or plan to assist or invest in or work for or provide services to any Competitive Business in the Restricted Area. Given Executive’s role with the Company, Executive’s access to Company Confidential Information and Company trade secrets throughout the world, and Executive’s provision of services or material presence or influence on the Company throughout the world;

(b) hire, employ, attempt to hire or employ, recruit, or otherwise solicit or induce any person to terminate their employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of Executive’s employment with the Company); and

(c) solicit or transact business with any customer, client, or vendor of the Company with whom Executive had material contact during Executive’s employment or about whom Executive has trade secret or Company Confidential Information, for purposes of providing products or services that are competitive with those provided by the Company.

(d) “Competitive Business” means any publicly traded entity (other than the Company) that is primarily engaged in, or planning to primarily engage in, a digital currency accumulation strategy for the native currency of a permissionless, base-layer blockchain or other decentralized ledger-based network that both: (i) ranks within the ten (10) largest networks by market capitalization, calculated by multiplying the circulating supply of a network’s native token by the volume-weighted average price of such token over any given twenty-four (24) hour period during Executive’s employment or the Restricted Period as provided by an industry-recognized pricing oracle determined by the Company in its sole, reasonable discretion; and (ii) provides for the deployment and use of self-executing software or code that is capable of autonomous execution upon the satisfaction of one or more programmed conditions (commonly referred to as a smart contract).

(e) The parties acknowledge and agree that this Agreement is intended to comply with the Florida Choice Act so as to allow the Company to avail itself of all rights and remedies permitted under the Florida Choice Act. If for any reason a court or arbitrator were to find that the conditions of the Florida Choice Act have not been met, this Agreement shall be interpreted under applicable Florida law, including Section 542.335.

8.4 Executive represents and warrants that, except with respect to Executive’s employment or service relationship with Pantera, he has no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, his obligations to the Company under this Agreement, or his ability to become employed and perform the services for which he is being hired by the Company. Executive further agrees that if he has signed a confidentiality agreement or similar type of agreement with any former employer or other entity, he will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. Except with respect to Executive’s employment or service relationship with Pantera, Executive represents and warrants that after undertaking a careful search (including searches of his computers, cell phones, electronic devices, and documents), he has returned all property and confidential information belonging to all prior employers (and/or other third parties he has performed services for in accordance with the terms of his applicable agreement).

8.5 Non-Disparagement. Executive shall not directly or indirectly disparage, or induce or encourage others to disparage the reputation of the Company, its services, its products or any of its current or former affiliates or any of their respective members, officers, directors, employees, or agents. The Company agrees to instruct its Board and senior executives (upon the separation of Executive’s employment) not to directly or indirectly disparage or induce or encourage others to disparage the reputation of Executive (provided, however, the Board may provide bona fide performance feedback to Executive in the course of his performing his duties for the Company).

9. Cooperation. In the event that any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, assessment, inquiry or investigation (whether civil, criminal, administrative or otherwise) (each, a “Proceeding”) is commenced by any governmental authority or other person or entity in connection with the Company or any of its affiliates, Executive agrees to cooperate in good faith with the Company or any such affiliate to defend against such Proceeding.

10. General Provisions.

(a) Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Company and its affiliates and Executive, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

(b) Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Executive, or in the case of a waiver, by the party against whom the waiver is to be effective. No oral amendment or modification shall be effective under any circumstances whatsoever. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, and no waiver in any one instance shall be effective with respect to any other instance or create a course of dealing.

(c) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(d) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

(e) Dispute Resolution. Except with respect to the Company’s and Executive’s right to seek injunctive or other equitable relief, any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof or any other dispute between the parties, including claims of harassment and discrimination, shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the Award may be entered in any court having jurisdiction. THE PARTIES WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.

(f) Notices. All notices or other communications hereunder shall be deemed to have been duly given and effective upon delivery if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by electronic mail.

(g) Counterparts. This Agreement may be executed in one or more counterparts (including by electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by portable document format (.pdf) or otherwise) to the other party, it being understood that both parties need not sign the same counterpart.

(h) Assignment. This Agreement is personal to Executive and shall not be assigned by Executive, including by operation of law or otherwise, without the prior written consent of the Company. The Company may assign its rights under this Agreement without Executive’s consent to a successor in interest.

(i) Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof.

11. Code Section 409A Compliance.

This Agreement is intended to first be exempt from Section 409A of the Internal Revenue Code of 1986 as amended, and any regulations and Treasury guidance promulgated thereunder (collectively, “Section 409A of the Code”) to the maximum permissible extent and will be interpreted and construed consistently with such intent. To the extent that any amounts or benefits under this Agreement are not exempt from the requirements of Section 409A of the Code, then all such amounts and benefits are intended to be paid or provided in compliance with Section 409A of the Code such that there will be no adverse tax consequences, interest, or penalties imposed on Executive under Section 409A of the Code. The Company shall not be liable to Executive for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. With respect to any reimbursement of expenses or any provision of in-kind benefits to Executive specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangements providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (b) the reimbursement of an eligible expense shall be made no later than the end of the year following the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything in this Agreement to the contrary, if a payment obligation arises on account of Executive’s separation from service while Executive is a “specified employee” as described in Section 409A of the Code and the Treasury Regulations thereunder and as determined by the Company in accordance with its procedures, by which determination Executive is bound, any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) shall be made on the first (1st) business day of the seventh (7th) month following the date of Executive’s separation from service, or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

COMPANY:

BRERA HOLDINGS PLC

By:	/s/ Daniel J. McClory
Name:	Daniel J. McClory
Title:	Executive Chairman

EXECUTIVE:

By:	/s/ Marco Santori
MARCO SANTORI